Exhibit 99.1

Contacts:	Michael H. Carrel
Executive Vice President and CFO
(952) 844-3113
mcarrel@ZAMBAsolutions.com

FOR IMMEDIATE RELEASE

ZAMBA SOLUTIONS ANNOUNCES SECOND QUARTER RESULTS

Achieves Profitability for Second Consecutive Quarter

MINNEAPOLIS – July 31, 2003 – ZAMBA Solutions (OTC BB: ZMBA) today announced its results for the fiscal second quarter ended June 30, 2003.  Revenues before reimbursement for direct costs were $2,601,000, compared to $2,230,000 for the second quarter of 2002.  Net income was $779,000, or $.02 per share, including a $750,000 gain on the sale of a portion of our NextNet Series A Preferred Stock, compared to a net loss of $2,042,000 or $.05 per share, including a $2,655,000 gain on the sale of a portion of our NextNet Series A Preferred Stock, for the second quarter of 2002.

“For the fourth quarter in a row, our financial results improved over the prior quarter’s results, and we are pleased with Zamba’s performance,” said Norm Smith, President and CEO. “Our mission is to be the premier customer care services company and help our clients be more successful in acquiring, servicing, and retaining their customers.  To reach that goal, we will continue to provide innovative and high quality work, be thought leaders, and maintain discipline in implementing our cost management plans.  The solid results we achieved this quarter are indicative of our team’s ability to continue executing this mission.”

Conference Call Reminder

ZAMBA will hold a conference call to discuss the second quarter results for all interested parties today, July 31, 2003, at 9:30 a.m. CT. The conference call will be available to all interested parties via telephone and the Internet. To participate via telephone, interested parties must dial (800-753-0420) from within the U.S. or (913-981-5501) if dialing from outside the U.S. To listen to the call via the Web, go to http://www.zambasolutions.com/investors/investors.asp.

Whether accessing the conference via phone or the Web, all participants are reminded to allow five to ten minutes prior to the scheduled start time of 9:30 am CT in order to register and/or download any necessary software required to listen to the Internet broadcast.

In addition to the live teleconference, interested parties may hear a replay starting 12:30 p.m. CT and continuing for 14 days by dialing 888-203-1112 from within the U.S. or 719-457-0820 from outside the U.S. The conference ID number is 481371. ZAMBA’s second quarter conference call replay will also be available via ZAMBA’s Web site at http://www.zambasolutions.com/investors/investors.asp, beginning approximately two hours after the conclusion of the call and continuing for 30 days.

About ZAMBA Solutions

ZAMBA Solutions is a premier customer care services company.  We help our clients be more successful in: acquiring, servicing, and retaining their customers.  Having served over 300 clients, ZAMBA is focused exclusively on customer-centric services by leveraging best practices and best-in-class technology to enable insightful, consistent interactions across all customer touchpoints.

ZAMBA’s clients have included ADC, Aether Systems, Best Buy, Canon, GE Medical Systems, Direct Energy Essential Home Services, Fleet Bank, Hertz, General Mills, Microsoft Great Plains, Nikon, Northrop Grumman, Symbol

Technologies, Towers Perrin, Union Bank of California, and Volkswagen of America. The company has offices in Minneapolis, San Jose and Toronto. For more information, contact ZAMBA at www.ZAMBAsolutions.com or (800) 677-9783.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, the growth rate of the marketplace for customer-centric solutions, our ability to develop skills in implementing customer-centric solutions, the ability of our partners to maintain competitive products, the impact of competition and pricing pressures from actual and potential competitors with greater financial resources, our ability to obtain large-scale consulting services agreements, client decision-making processes, changes in expectations regarding the information technology industry, our ability to hire and retain competent employees, possible changes in collections of accounts receivable, changes in general economic conditions and interest rates, and other factors identified in our filings with the Securities and Exchange Commission.

“ZAMBA Solutions” is a trade name under which Zamba Corporation conducts operations.

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ZAMBA CORPORATION
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(000’s omitted)

	June 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$345	$549
Accounts receivable, net	1,787	662
Unbilled receivables	386	470
Prepaid expenses and other current assets	219	507
Total current assets	2,737	2,188

Property and equipment, net	449	531
Other assets	90	102
TOTAL ASSETS	$3,276	$2,821

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Line of credit	$875	$298
Note payable	—	1,000
Current installments of long-term debt	4	266
Accounts payable	171	584
Accrued expenses	1,450	2,593
Deferred revenue	150	57
Deferred gain on sale of NextNet shares	—	25
Total current liabilities	2,650	4,823

Long-term debt, less current installments	—	164
Other long-term liabilities	110	164
Total liabilities	2,760	5,151

Common stock	388	388
Additional paid-in capital	86,067	86,060
Accumulated deficit	(85,939)	(88,778)
Total stockholders’ equity (deficit)	516	(2,330)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3,276	$2,821

ZAMBA CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS

(000’s omitted except for
per share information)

	For the three months ended March 31,		For the six months ended June 30,
	2003	2002	2003	2002
Revenues:
Professional services	$2,601	$2,230	$5,111	$5,230
Reimbursable expenses	253	283	517	518
Total revenues	2,854	2,513	5,628	5,748

Costs and expenses:
Project and personnel costs	1,513	2,596	2,955	5,917
Reimbursable expenses	253	283	517	518
Sales and marketing	275	478	524	1,336
General and administrative	764	2,161	1,546	4,576
Restructuring and unusual charges	—	1,636	—	3,321

Income (loss) from operations	49	(4,641)	86	(9,920)

Other income (expense):
Gain on sale of NextNet shares	750	2,655	2,603	2,655
Interest income	—	3	—	11
Interest expense	(20)	(59)	(47)	(124)
Other income, net	730	2,599	2,556	2,542

Income (loss) before extraordinary item	779	(2,042)	2,642	(7,378)

Extraordinary gain from extinguishment of debt	—	—	198	—

Net income (loss)	$779	$(2,042)	$2,840	$(7,378)

Net income (loss) per share:
Basic	$0.02	$(0.05)	$0.07	$(0.19)
Diluted	$0.02	$(0.05)	$0.07	$(0.19)

Weighted average shares outstanding:
Basic	38,832	38,938	38,827	37,998
Diluted	40,130	38,938	40,125	37,998